EXHIBIT 3

                   SCHEDULE 13D - NATIONAL ENERGY GROUP, INC.

                                                            Shares
                                                            ------
          KAIM Non-Traditional, L.P.
          (Kayne, Anderson Investment
          Management, Inc., G.P.)

                - Managed Investment
                  Partnerships                            6,825,104 (1)
                                                          ---------

          Total                                           6,825,104


     (1) Results from the potential conversion of 40,000 shares of Series "C" Convertible Preferred Stock, the potential conversion of 50,000 shares of Series B Convertible Preferred Stock, the potential conversion of 31,000 shares of Series E Convertible Preferred Stock, and the exercise of 217,000 Warrants.

Mr. Kayne disclaims beneficial ownership as to all the shares except 225,712 shares held by virtue of his direct general or limited partners' interest in the partnerships and 39,678 shares by virtue of his indirect interest in the general partner's interest in the partnership.







08/29/96